EXHIBIT 10.25

February 21, 2023, as amended January 17, 2025

Dear Wa’el:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with Longeveron Inc. (the “Company”), which shall be effective as of March 1, 2023 (the “Effective Date”). This Agreement will govern your employment with the Company following the Effective Date on the following terms and conditions:

1.
Term. The term of your employment with the Company will terminate upon delivery to you by the Company of notice to such effect, which notice may be given for any or no reason, or upon your earlier resignation, death or Disability. You acknowledge that no provision contained in this Agreement will entitle you to remain in the employment of the Company for any specific period of time or affect the right of the Company to terminate your employment hereunder at any time for any reason, subject to compliance with the termination provisions set forth herein. The period during which you are employed by the Company pursuant to this Agreement shall be referred to as the “Term.” For purposes of this Agreement, “Disability” shall mean your inability, due to physical or mental incapacity, to perform the essential functions of the your job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days or receiving any disability benefits under a Company plan for a period of one hundred twenty (120) consecutive days or longer.
2.
Position, Duties and Reporting. Your position will be Chief Executive Officer of the Company and you will join the Company Board of Directors when such position is available without violating any requirements under Nasdaq, and without any additional payment for such position. You will report directly to the Board of Directors (the “Board”) of the Company. You shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as are consistent with your position, as may be designated from time to time by the Board. You will be required to devote all of your business time to the business and affairs of the Company and to the promotion of its interests. Notwithstanding the foregoing, you may engage in other activities such as personal investments or business ventures that do not involve a conflict of interest or civic and charitable activities, so long as: (i) such activities do not interfere or conflict with your duties and obligations hereunder and (ii) such activities are disclosed in advance to the Board. In addition, you shall be permitted to serve as a director on up to two (2) other company’s Board of Directors so long as they do not compete with Company and subject to the prior consent of the Board (which will not be unreasonably withheld).
3.
Compensation and Benefits.
a.
Base Salary. During the Term, your annual base salary will be Five Hundred and Thirty Thousand Dollars ($530,000.00) per year and will be payable in accordance with the Company’s normal payroll practices, less the applicable taxes and elective withholdings. Your base salary may be subject to review and adjustment on an annual basis, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”).
b.
Incentive Bonus Eligibility. During the Term, you will be eligible for an annual cash bonus pursuant to the Company’s annual cash bonus program. Your initial aggregate target bonus will be in an amount up to 70% of your base salary (“Target Bonus”). With respect to the Target Bonus, eighty percent (80%) of the Target Bonus amount will be based on the achievement of performance criteria established by the Compensation Committee for the applicable fiscal year, which may include both corporate goals and individual criteria; twenty percent (20~~30~~%) of the Target Bonus amount will be at the discretion of the Board or the Compensation Committee. The actual amount of any bonus earned shall be determined in the discretion of and by the Compensation Committee or the Board based on achievement of the applicable performance criteria and the program terms and discretionary considerations after the end of the applicable fiscal year. Except as otherwise provided herein, you will be entitled to receive any earned bonus for a fiscal year of the Company following certification of the same by the Compensation Committee so long as you remain actively employed by the Company on the payment date for such bonus.
c.
Long-Term Incentive. You will be eligible to receive long-term equity incentive awards pursuant to the terms of the Longeveron 2021 Incentive Award Plan (the “2021 Plan”) (or any successor plan thereto). Initial long-term equity incentive awards will be granted in accordance with Appendix A attached hereto and incorporated herein. Additional long-term incentive awards may be granted at the discretion of the Compensation Committee and in accordance with market guidelines for your role as approved by the Compensation Committee.
d.
Benefits. During your employment with the Company, you will be eligible for participation in employee health and welfare benefits programs, retirement programs, and other fringe benefits maintained by the Company, to the extent consistent with applicable law and the terms of the applicable plans and programs available to similarly situated executives of the Company. The Company retains all rights to amend or terminate any such benefit plans and programs, subject to the terms of such employee benefit plans and programs and applicable law, and nothing contained herein shall obligate the Company to continue any benefit plans or programs in the future. You will be eligible to receive vacation in accordance with the terms of the Company’s vacation/Paid Time Off “PTO” policy.
e.
Business Expenses. During the Term, the Company will reimburse you for reasonable business expenses, including travel, entertainment, and other expenses (including a mobile phone and data service) incurred by you in the furtherance of the performance of your duties hereunder, in accordance with the Company’s Travel and Entertainment policy as in effect from time to time.
f.
All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.
g.
Place of Duty; You will be allowed to work from your current residence in California as long as you are present in Miami for business needs and as required by the job. You will be reimbursed for reasonable travel expenses in accordance with the Company’s typical reimbursement practices.
4.
Termination and Severance.
a.
Upon your termination of employment for any reason, the Company shall pay to you (i) your base salary earned through the date of such termination, (ii) amounts for accrued but unused vacation days, (iii) all compensation and employee benefits, if any, that are due and owing to you under the terms of the Company's employee benefit plans and programs, in each case, in accordance with and subject to the terms and conditions of the applicable employee benefit plan, and (iv) any unreimbursed business expenses to which you would be entitled in accordance with the Company’s reimbursement policy, not later than thirty (30) business days after the customary documentation regarding such expenses has been received and only to the extent that such expenses are submitted within one year of your termination (collectively, “Accrued Amounts”). For avoidance of doubt, your rights and obligations with respect to equity awards, if any, shall be controlled by, and subject to, the terms and conditions set forth in the 2021 Plan and the applicable award agreements.
b.
In the event your employment is terminated during the Term by the Company without Cause (as defined below) or by you for Good Reason (as defined below), in addition to the Accrued Amounts, you will be entitled to receive, subject to your timely execution and non-revocation of a Release (as defined below) (i) any earned but unpaid bonus for any prior completed fiscal year, payable when such payments would otherwise be paid, (ii) a cash payment equal to severance benefits in the amount of three (3) months of your then existing Base Salary for every year you have worked full time for Longeveron (which, for the avoidance of doubt, commenced on March 1, 2023, and prorated for partial years, provided, however, that in no case shall the severance benefit under this section be less than twelve (12) months of your then existing Base Salary payablein one lump sum; and (iii) if you are eligible for and timely elect to continue health benefits under COBRA, the Company will pay the applicable COBRA premiums until the earlier of twelve eighteen (18) months following your termination date, the date you cease to be eligible for COBRA continuation coverage, or the date you become eligible for substantially equivalent health coverage from another employer, and (iv) annual cash bonus payment for current year, at target level and prorated based on date of termination.

c.
Notwithstanding the foregoing, upon a termination of your employment by the Company without Cause or by you for Good Reason within six (6) months following a Change in Control (as defined in the 2021 Plan), in addition to the Accrued Amounts, you will be entitled to receive, subject to your timely execution and non-revocation of a Release (i) a lump sum payment equal to the sum of twelve (12) months of your base salary as of immediately prior to the Change in Control and 100% of your then-current annual cash bonus (at target level), (ii) if you are eligible for and timely elect to continue health benefits under COBRA, the Company will pay the applicable COBRA premiums until the earlier of twelve (12) months following your termination date, the date you cease to be eligible for COBRA continuation coverage, or the date you become eligible for substantially equivalent health coverage from another employer and (iii) full vesting of any equity awards then outstanding held by you (with any performance-based equity awards vesting at “target” levels) and the exercise period of any stock option continuing for a one-year period following your termination of employment. Notwithstanding anything to the contrary set forth herein, to the extent that there is a conflict between any of the terms set forth in this Agreement and any terms set forth in an award agreement relating to the grant of equity awards to you, the terms of this Agreement shall prevail.
d.
In the event that your employment is terminated by the Company for Cause, or on account of your death, Disability or voluntary resignation, other than for reasons described in subsection (b) above, other than the amounts specified in subsection (a) above, you will not be entitled to receive any payments under this Agreement.
e.
Payment of any severance payments or benefits pursuant to subsection (b) above is expressly conditioned upon your (i) execution of a general waiver and release of claims in such form and substance as reasonably required by the Company (the “Release”), within twenty-one (21) days of your termination unless additional time is required by law, and the Release becoming effective upon the expiration of the revocation period (which is seven days after the Release is executed and returned to the Company) and (ii) continued compliance with this Agreement and the Covenant Agreement (as defined below). If an executed Release is not returned to the Company within twenty-one (21) days of termination unless additional time is required by law or the Release is revoked by you, the Company shall be relieved of all obligations to pay you severance under this Agreement. The payment described in subsection 4(b)(ii) shall be paid in the form of salary continuation and shall be made in substantially equal installments, at least monthly, commencing on or before the 60th day following your termination date. The first such payment shall include payment of all severance benefits that otherwise would have been due prior to such date, applied as though such payments commenced on the next normal pay date immediately following your termination date. The payment described in subsection 4(b)(iv) and subsection 4(c)(i) shall be paid on or before the 60th day following your termination date.
f.
For purposes of this Agreement:

“Cause” shall include, but not be limited to: (i) the executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any subsidiary, or any material breach of a written agreement between the executive and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the executive’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the executive to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the executive’s gross negligence or willful misconduct which is injurious to the Company or any of its subsidiaries, or the executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company or any of its subsidiaries; (v) the material violation by the executive of any rule or policy of the Company or any of its subsidiaries of which the executive had written notice; or (v) any acts, omissions or statements by a executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any subsidiary.

“Good Reason” means (i) a change in the executive’s position with the Company that materially reduces the executive’s authority, duties or responsibilities or the level of management to which he or she reports, (ii) a material diminution in the executive’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance-based incentive programs), excluding any reduction that applies generally to similarly situated employees of the Company, and excluding any change made in connection with the termination of your employment for Cause, or on account of your death or Disability, or temporarily as a result of your Disability or other absence for an extended period; provided, that you will not have the right to resign for Good Reason pursuant to this provision of the

Good Reason definition due to a change in authority, duties or responsibilities solely as a result of the Company no longer being a publicly traded company,, provided further, that Good Reason shall not be deemed to exist unless (A) the executive provides written notice to the Company of the event giving rise to Good Reason within thirty (30) days of the occurrence of such event (setting forth the nature of such event and the corrective action reasonably sought by the executive); (B) the Company fails to cure the event giving rise to Good Reason within forty-five (45) days after written notice thereof is given by the executive to the Company (the “Cure Period”); and (C) the executive terminates the executive’s service within thirty (30) days following the last day of the Cure Period.

g.
Effective as of the date of your termination of employment, unless otherwise requested by the Company in writing, you will, automatically and without further action on your part or any other person or entity, resign from all offices, boards of directors (or similar governing bodies) and committees of the Company. You agree that you will, at the request of the Company, execute and deliver such documentation as may be required to effect such resignations, and authorize any member of the Company to file (or cause to be filed) such documentation, as necessary, with any applicable governmental authority.
h.
In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, for a one-year period following your termination of employment for any reason, you agree to cooperate to the fullest extent possible with respect to matters involving any member of the Company about which you have or may have knowledge, including any such matters which may arise before or after the Term; provided such cooperation shall not unreasonably interfere with any obligations you may have to your current employer at the time. The Company will compensate you for your time at a reasonable rate to be agreed to, reimburse you for any reasonable, properly documented out-of-pocket expenses, including your travel expenses and attorneys’ fees that you actually incur in connection with such cooperation.
i.
The Company shall provide Director and Officers (D&O) insurance coverage from the start date of employment in accordance with its existing policies. In addition, you will be eligible to sign a stand-alone indemnification agreement in form and substance the same as other Directors and Executive Officers.
5.
Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be administered and interpreted accordingly. Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A- 1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to any payment subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. You shall have no right to designate the date of any payment under this Agreement. In the event the terms of this Agreement would subject you to the imposition of taxes and penalties under Section 409A (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that, for the avoidance of doubt, you shall be solely liable for any 409A Penalties incurred by you.

All references in this Agreement to your termination of employment shall mean your “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. § 1.409A-1(h). Whether you have had a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined by the Company to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of your termination date or, if earlier, on your death (the "Delayed Payment Date"). The aggregate of any payments that would otherwise have been paid before the Delayed Payment Date shall be paid (without interest) to you (or your estate or beneficiaries) in a lump sum on the Delayed Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

With respect to any taxable expense reimbursements , in-kind benefits and/or cash allowances provided or paid by the Company under this Agreement, such reimbursement shall be made in accordance with and subject to the following terms and conditions: (i) reimbursements shall only be made to the extent that the expense was actually incurred and reasonably substantiated; (ii) reimbursements of eligible expenses shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense; (iii) the amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year; and (iv) the right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding any provision of this Agreement to the contrary, you acknowledge and agree that the Company and its employees, officers, directors and affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement. Nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its employees, officers, directors, subsidiaries and affiliates to be liable for, any tax, interest or penalties imposed on you related to or arising with respect to any violation of Section 409A.

6.
Section 280G. If the present value of your severance benefits, either alone or together with other payments which you have the right to receive from the Company (the “Benefits”) constitute a “parachute payment” as defined in Section 280G of the Code, then your Benefits shall be either (i) provided to you in full, or (ii) provided to you only as to such lesser extent that would result in no portion of such Benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Benefits may be taxable under the Excise Tax.

Unless the Company and you otherwise agree, any determination required under section shall be made in writing in good faith by the Company’s independent accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. In the event that a reduction to the Benefits under this section, the reduction shall apply first to the Benefits that are not deferred compensation subject to Section 409A of the Code and you shall be given the choice, subject to approval by the Company, of which of such Benefits to reduce; provided, that such reduction achieves the result specified in clause (ii) above of this section. If a reduction in the Benefits that are subject to Section 409A of the Code is required, such Benefits shall be reduced pro rata, but with no change in the time at which such Benefits shall be paid. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

7.
Restrictive Covenant Obligations. You acknowledge and agree that you will be subject to the Company’s existing policies regarding confidentiality, non-disclosure, non-use, non-competition, non-solicitation or other covenants pursuant to the terms of that certain Confidentiality and Nondisclosure agreement with the Company, which shall be executed prior to the Effective Date (the “Covenant Agreement”). Notwithstanding any provision in this Agreement, the Covenant Agreement or otherwise to the contrary, nothing in this Agreement, the Covenant Agreement or otherwise precludes or otherwise limits your ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that, if permissible by law, you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information. The Company may not retaliate against you for any of these activities.
8.
Representation Regarding Prior Commitment. You represent that your performance of all of the terms of this Agreement and the performance of the services for the Company does not and will not breach or conflict with any agreement with a third party, including an agreement not to compete or to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement. You agree that you will not enter into any agreement that conflicts with this Agreement during the term of your employment with the Company.
9.
Governing Law, Forum and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law or choice of law of the State of Florida, or any other jurisdiction, and where applicable, the laws of the United States. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts or choice of law. Jurisdiction and venue for any disputes shall be, as appropriate, in the state courts in Miami-Dade County, FL, or the federal courts in the Southern District of Florida.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. You were advised to seek counsel with regard to this Agreement and all employment terms, and you were represented by counsel.
11.
Final Agreement. The terms of this Agreement and the Covenant Agreement are intended by the parties to be the final expression of their agreement with respect to your employment by the Company and supersede, effective as of the Effective Date, all prior understandings and agreements with respect to your employment by the Company, whether written or oral. For the avoidance of doubt, if the Effective Date does not occur, this Agreement will be void ab initio. Any other signed written agreements, including referenced herein that are not in contradiction with this Agreement are in full force and effect.
12.
Assignment. The rights and benefits under this Agreement are personal to you and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to your estate or any of your beneficiaries upon your death. The Company may assign this Agreement to any affiliate or subsidiary at any time and shall require any entity which at any time becomes a successor, whether by merger, purchase, or otherwise, or otherwise acquires all or substantially all of the assets, membership interests or business of the Company, to expressly assume this Agreement.
13.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

[Signature page follows]

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

Longeveron Inc.

By:	/s/ Joshua Hare
	Name:	Joshua Hare

	Position:	Chairman, Chief Science Officer

Agreed to and Accepted:

/s/ Wa’el Hashad
Name:	Wa’el Hashad

Appendix A

Long-Term Incentive Equity Awards

For so long as employee remains employed as Chief Executive Officer (CEO), he will be entitled to receive the following equity incentive awards:

1.
Upon the Effective Date of employment as CEO, he will receive an award of 50,000 Restricted Stock Units (RSUs), which shall vest in four quarterly installments on each of April 1, July 1, September 1 and December 31, 2023.
2.
For each of calendar 2023, 2024, 2025 and 2026, CEO will receive, in accordance with the grant schedule established by the Compensation Committee and commensurate with other executive officers, the following equity awards:
a.
Stock Option Award, exercisable for 50,000 shares of common stock. The Award will have time-based vesting, and will vest 100% on the first anniversary of the date of grant.
b.
125,000 Performance Share Units (PSUs). The performance metrics applicable to earn the PSUs will be established annually by the Compensation Committee and communicated to the award recipient at the time of grant. The PSU awards will be structured to allow for partial satisfaction and payment of award, with a minimum “floor” of 25,000 PSUs to be paid so long as CEO remains employed on the date of payout. Payout of PSU awards shall occur no later than the end of the first quarter following the year of grant, following certification by the Compensation Committee of the degree to which the applicable performance criteria have been met.